SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        MAINSTREET BANKGROUP INCORPORATED
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

Dear Shareholder:

         The Directors of MainStreet BankGroup Incorporated invite you to attend our Annual Meeting of Shareholders to be held at the Rives Cinema, at 215 Church Street, Martinsville, Virginia on Tuesday, April 23, 1996 at 10:00 a.m.

         In addition to the election of directors, my staff and I will report to our shareholders our progress in moving closer to realizing the vision we set for our corporation. Of course, we will be available for your questions and comments.

        Whether or not you plan to attend the meeting, after you have reviewed the Proxy Statement please return the enclosed proxy card, properly completed, as soon as possible. A postage-paid envelope is enclosed for your convenience.

         Your Board of Directors and I look forward to seeing you at our Annual Meeting.


                                                     Sincerely,




                                                     Michael R. Brenan
                                                     Chairman, President and
                                                     Chief Executive Officer

March 22, 1996

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 23, 1996



To the Holders of Common Stock Of
MainStreet BankGroup Incorporated:

The Annual Meeting of Shareholders of MainStreet BankGroup Incorporated will be held on Tuesday, April 23, 1996, at 10:00 a.m., at the Rives Cinema, at 215 Church Street, Martinsville, Virginia. The items of business are:

1. To elect a Board of Directors consisting of 11 members for the ensuing year; and

2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

These items are more fully described in the accompanying Proxy Statement. The Board of Directors has determined that holders of Common Stock of record at the close of business on March 4, 1996 will be entitled to notice of and to vote on all questions at the Annual Meeting or any adjournment thereof.


                                            By Order of the Board of Directors


                                            Rebecca J. Jenkins
                                            Secretary
March 22, 1996



                             YOUR VOTE IS IMPORTANT!

             Please mark, sign, and date the enclosed proxy card and
              mail it promptly in the enclosed pre-paid envelope.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 23, 1996


GENERAL INFORMATION

         This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 1996 Annual Meeting of Shareholders of MainStreet BankGroup Incorporated ("BankGroup") to be held at Rives Cinema, at 215 Church Street, Martinsville, Virginia, on Tuesday, April 23, 1996, at 10:00 a.m., and at any adjournment thereof. The shares represented by any proxy will be voted as instructed, and in the absence of instructions will be voted FOR the election of Directors.

         Any shareholder who has executed a proxy and attends the Annual Meeting may elect to vote in person rather than by proxy. A shareholder may revoke their proxy at any time before it is exercised by filing written notice thereof or by filing a later valid proxy with the Secretary of BankGroup. However, any such revocation will not affect any vote previously taken. Presence at the Annual Meeting does not of itself revoke such proxy.


OUTSTANDING COMMON STOCK, RECORD DATE, AND SOLICITATION

         The Directors of BankGroup have fixed March 4, 1996, as the record date for shareholders entitled to notice of and to vote at the Annual Meeting and only shareholders of record at the close of business on that date will be entitled to vote. As of March 4, 1996, 8,573,444 shares of Common Stock were outstanding. ALL SHARE INFORMATION IN THIS PROXY STATEMENT GIVES EFFECT TO THE TWO FOR ONE STOCK SPLIT OF BANKGROUP COMMON STOCK EFFECTIVE MAY 15, 1996. Each share of Common Stock is entitled to one vote on all matters presented at the meeting. See "Security Ownership of Management and Principal Shareholders."

         The cost of solicitation of proxies will be borne by BankGroup. Solicitations will be made only by the use of the mail, except that Directors, officers and regular employees of BankGroup, or its affiliates, may make solicitations of proxies by telephone, telegraph, or by personal calls. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the Common Stock held of record by such persons, and BankGroup will reimburse them for their reasonable charges and expenses in this connection.

         A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, for quorum purposes it is present for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting are not included in determining whether a quorum is present. Votes that are withheld and Broker Shares that are not voted (commonly referred to as "broker non-votes") are not included in determining the number of votes cast in the election of directors or on other matters.

ITEM 1 - ELECTION OF DIRECTORS

         At the Annual Meeting, 11 Directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualify.

         It is the intention of the persons named in the enclosed proxy to vote for the election of the 11 persons named herein, all of whom currently are Directors. Proxies will be voted for the election as Directors of the nominees listed below (or, if unexpectedly unavailable, for such substitutes as the Board of Directors may designate) to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. The Board of Directors does not anticipate any nominees will be unavailable for election.

         The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.


                              Position with BankGroup or Other                                           Director
Nominees (Age)                Principal Occupation and Directorships                                     Since
W. Christopher Beeler, Jr.    President and Chief Operating Officer, Virginia Mirror Company,             2/92
    (44)                      Inc. and Virginia Glass Products Corporation (mirror manufacturer),
                              Martinsville, Virginia.  Mr. Beeler is a Director of Hooker Furniture
                              Corporation (furniture manufacturer), Martinsville, Virginia.


Michael R. Brenan             Chairman of the Board, President, and Chief  Executive Officer of           6/94
    (43)                      MainStreet BankGroup Incorporated.  Mr. Brenan was President and
                              Chief Operating Officer of Bank One, Youngstown, N.A., Youngstown,
                              Ohio from January 1992 to June 1994.  Prior to January 1992 Mr.
                              Brenan was President and Chief Executive Officer of Bank One,
                              Portsmouth, N.A., Portsmouth, Ohio.


Thomas B. Bishop              Owner & Manager, Berry Enterprise (lumber retailer, building                4/93
    (42)                      contractor), Chilhowie, Virginia.


William L. Cooper, III        President, Cooper Wood Products (furniture component manufacturer),         4/92
    (41)                      Rocky Mount, Virginia.


Billy P. Craft                President, Village Motors, Inc.  (franchised automobile dealer),            4/94
    (66)                      Lynchburg, Virginia.




I. Patricia Henry             Plant Manager, Eden - Plant, Miller Brewing Company                         2/96
    (48)                      (beverage manufacturer), Eden, North Carolina


Larry E. Hutchens             Chairman, Hutchens Petroleum (petroleum marketer),                          8/86
    (50)                      Stuart, Virginia.


William O. McCabe, Jr.,       Physician and retired President, Forest Family                              8/85
  M.D. (64)                   Physicians, Inc., Forest, Virginia.


Albert L. Prillaman           Chairman, Chief Executive Officer and President,                            4/94
    (50)                      Stanley Furniture Company, Inc. (furniture
                              manufacturer), Stanleytown, Virginia.


Richard M. Simmons, Jr.       Retired Corporate Executive.  Mr. Simmons is a                              3/88
    (69)                      Director of  Tultex Corporation (fleecewear
                              manufacturer), Martinsville, Virginia.


Thomas B. Stanley, Jr.        Private Investor.  Mr. Stanley is a Director of                             10/77
    (69)                      Mead Corporation (diversified paper products and
                              related services), Dayton, Ohio.


           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

         The following table sets forth information as of January 31, 1996, concerning the beneficial ownership, direct or indirect, of Common Stock by Directors, nominees for Director, the Chief Executive Officer, the four other most highly compensated Executive Officers, all Executive Directors and Officers as a group, and persons beneficially owning more than 5% of Common Stock.


                              Sole Voting &                                Aggregate
                               Investment                     Aggregate   Percentage
         Name                   Power (1)      Other (2)        Total        Owned
         ----                   ---------      ---------        -----        -----

James E. Adams                    3,980(3)          --           3,980          *

S. Richard Bagby                  3,788(4)          --           3,788          *

W. Christopher Beeler, Jr.           4,284         918           5,202         .1

Thomas B. Bishop                       900          --             900          *

Michael R. Brenan                23,788(5)          --          23,788         .2

William L. Cooper, III               4,512         568           5,080         .1




Billy P. Craft                      97,026          --          97,026        1.1

Larry E. Hutchens                    7,886       6,140          14,026         .2

Rebecca J. Jenkins                3,726(6)    3,020(7)           6,746         .1

William O. McCabe, Jr.,  MD         11,168          --          11,168         .1

Albert L. Prillaman                  5,250          --           5,250         .1

R. M. Simmons, Jr.                  27,200      25,800          53,000         .6

Thomas B. Stanley, Jr.                 624      36,060          36,684         .4

R. Bruce Valley                   6,594(8)          --           6,594         .1

Directors and Executive Officers   195,796          --         268,302        3.1
as a Group (16 persons)

Piedmont Trust Bank (9)            413,422     542,574       1,063,996       12.4

Dr. John R. Clark (10)             438,400          --         438,200        5.1

-----------------------

*  Denotes less than .1% of outstanding shares.

(1) Includes 14,250 shares that may be acquired by certain officers pursuant to options granted under BankGroup's stock option plans.

(2) Includes shares owned by relatives and in certain trust relationships, which shares may be deemed to be beneficially owned under rules and regulations of the Securities and Exchange Commission. The inclusion of these shares does not constitute an admission of beneficial ownership.

(3) Includes 3,580 shares of a restricted stock award as to which Mr. Adams has current voting rights.

(4) Includes 2,996 shares of a restricted stock award as to which Mr. Bagby has current voting rights.

(5) Includes 5,900 shares of restricted stock awards as to which Mr. Brenan has current voting rights.

(6) Includes 2,770 shares of a restricted stock award as to which Ms. Jenkins has current voting rights.

(7) Includes 2,094 shares of a restricted stock award as to which Ms. Jenkins' spouse has current voting rights.

(8) Includes 3,574 shares of a restricted stock award as to which Mr. Valley has current voting rights.

(9) BankGroup's affiliate, Piedmont Trust Bank, 200 East Church Street, Martinsville, Virginia, held in its Trust Department, through the normal conduct of its trust business, 1,063,996 shares of Common Stock as of January 31, 1996. Of these shares, Piedmont Trust Bank has sole voting and investment power as to 521,422 shares, shared voting and investment power as to 215,900 shares, and sole investment power as to 203,468 shares. Virginia law prohibits Piedmont Trust Bank from voting shares as to which it has sole voting power, but shares as to which it has shared voting power can be voted by the person with whom it shares such power. Pursuant to Virginia law, a co-fiduciary may be appointed for all of the shares held by Piedmont Trust Bank with sole power to vote, in order that such shares may be voted at the Annual Meeting.

(10) Information as to Dr. Clark's ownership of shares is based solely upon representations made to BankGroup by Dr. Clark.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires that BankGroup's directors and executive officers, and person who own more than 10% of a registered class of BankGroup's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of BankGroup. The same persons are also required by Securities and Exchange Commission regulation to furnish BankGroup with copies of all Section 16(a) forms that they file.

         Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been received by BankGroup or written representations from certain reporting persons that no annual statements on Form 5 were required, BankGroup believes that its officers and Directors and beneficial owners of greater than 10% of its Common Stock complied with all applicable filing requirements, except that a Form 4 was filed late by Director William O. McCabe, Jr., M.D. concerning a purchase of shares by the Trustee of his Profit Sharing Plan.


COMMITTEES OF THE BOARD

         The  Board  of  Directors  has  established  an  Audit   Committee,   a
Compensation Committee, a Corporate Governance and Nominating Committee, a Corporate Responsibility and Compliance Committee, an Executive Committee and a Corporate Objectives and Finance Committee and has assigned certain responsibilities to each of those Committees. The Audit Committee recommends to the Board of Directors, the firm to be employed as its independent accountants to audit BankGroup's consolidated financial statements; reviews and approves the scope, purpose and type of audit services to be performed by the internal and external auditors; reviews the activities and findings of the internal and external auditors to determine the effectiveness of the audit function; reviews procedures for ensuring compliance with BankGroup's policies on conflict of interest; and renders regular reports to the Board of Directors on its activities and findings. The Compensation Committee recommends, to the

Board of Directors, the compensation to be paid to the executive officers of BankGroup and its subsidiaries, approves the general salary administration policies for BankGroup's other officers and employees, and approves the overall structure of the benefits program. The COMPENSATION COMMITTEE also administers BankGroup's stock option plans. The AUDIT COMMITTEE and the COMPENSATION COMMITTEE each consist of non-employee Directors. The CORPORATE GOVERNANCE and NOMINATING COMMITTEE reviews the qualifications of possible candidates for the Board of Directors including candidates recommended by shareholders and recommends these candidates to the Board of Directors, evaluates the performance of the Board of Directors and evaluates the performance of the Chief Executive Officer at least annually. Shareholder recommendation of possible candidates must be submitted in writing to the Secretary of the Company, must be accompanied by a statement signed by the recommended candidates of their willingness to serve, if elected, and must be received at least 90 days before the date proxy material is mailed to stockholders for the annual meeting at which the recommended candidates, if approved by the nominating committee and the board of directors, would be nominated for election by shareholders. The CORPORATE OBJECTIVES and FINANCE COMMITTEE is responsible for overseeing the strategic planning process, assisting Management with setting a strategic direction for the corporation, focusing the attention of the Board of Directors on long-range objectives, monitoring the operational and financial results of the corporation and assessing management's achievement of the company's long-range objectives. The EXECUTIVE COMMITTEE has all powers of the full Board not prohibited to it under the Virginia Stock Corporation Act and will be called to meet in the event of emergencies or when action of the Board of Directors is necessary between meetings and it is not possible or practicable to call a special meeting. The CORPORATE RESPONSIBILITY and COMPLIANCE COMMITTEE is responsible for ensuing that standards of ethical behavior and proper compliance programs are established and maintained throughout the corporation.

EXECUTIVE COMMITTEE -- W. Christopher Beeler, Jr., Michael R. Brenan (Chairman), William L. Cooper, III, Larry E. Hutchens, Albert L. Prillaman, and Thomas B. Stanley, Jr.

AUDIT COMMITTEE -- W. Christopher Beeler, Jr. (Chairman), William L. Cooper, III, Billy P. Craft, and Richard M. Simmons, Jr.

COMPENSATION COMMITTEE -- William L. Cooper, III (Chairman), Larry E. Hutchens, William O. McCabe, Jr., M.D., and Albert L. Prillaman.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE -- Thomas B. Bishop, Michael R. Brenan, William L. Cooper, III, Billy P. Craft, Albert L. Prillaman, Richard M. Simmons, Jr., and Thomas B. Stanley, Jr. (Chairman).

CORPORATE OBJECTIVES AND FINANCE COMMITTEE -- W. Christopher Beeler, Jr., William L. Cooper, III, Billy P. Craft, Larry E. Hutchens, Albert L. Prillaman (Chairman), Richard M. Simmons, Jr., and Thomas B. Stanley, Jr.

CORPORATE RESPONSIBILITY AND COMPLIANCE COMMITTEE -- Thomas B. Bishop, Larry E. Hutchens (Chairman), and William O. McCabe, Jr., M.D.

ATTENDANCE

         The Board of Directors held six meetings during 1995. In 1995, the Audit Committee of the Board met four times, the Compensation Committee met three times, the Nominating Committee met twice, the Corporate Objectives and Finance Committee met twice and the Corporate Responsibility and Compliance Committee met three times. During 1995, each director attended more than 75% of the meetings of the Board and of any committee on which he served with the exception of Thomas B. Bishop.


COMPENSATION OF DIRECTORS

         In 1995, Directors of BankGroup who were not officers of BankGroup received an annual retainer of $1,000, a fee of $250 for each meeting attended and their expenses for attending the meetings.


REPORT OF COMPENSATION COMMITTEE

         This report by the Compensation Committee is required by rules of the Securities and Exchange Commission. It is not to be deemed incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and it is not to be otherwise deemed filed under either such Act.

         In 1995, the Compensation Committee consisted of four members of the BankGroup Board of Directors who were not officers of BankGroup or a subsidiary bank. This committee considered the recommendations of the subsidiary bank boards of directors and made final compensation decisions on the Chief Executive Officers of the subsidiary Banks and BankGroup Executive Officers.


                        Compensation Policies and Overall
                  Objectives of Executive Compensation Programs

         The 1995 executive compensation program of BankGroup and of each subsidiary Bank was designed to provide each executive the opportunity to earn a competitive level of compensation relative to the officer's individual performance, experience and responsibility and the financial success of the bank. The following objectives express the fundamental philosophy of the BankGroup, subsidiary Bank Boards and the Compensation Committee:

  (bullet)      Provide a  competitive  compensation  package  that would enable
                BankGroup to attract and retain key executives by evaluating comparable historical and industry information.

  (bullet) Evaluate bonus programs that would be based upon the annual and long-term performance of BankGroup and the Banks and individual performance.

  (bullet) Provide variable stock compensation opportunities that would be directly linked with the performance of BankGroup and the Banks, aligning executive remuneration with the interests of shareholders.


                         Compensation Program Components

         BankGroups' overall compensation programs have been established with the objectives of having pay levels and incentive opportunities be competitive and reflect the performance of the holding company and the banks. The programs consisted of three main components: base salary, the potential for an executive officer to receive an annual bonus based on overall performance and stock based incentives. The particular elements of the compensation program for executive officers are further explained below.

         SALARY - The BankGroup Compensation Committee and the Subsidiary Bank Boards determined salary parameters through comparisons with companies of similar size and complexity of BankGroup. The subsidiary Bank Boards and the BankGroup Compensation Committee relied on the Watson Wyatt salary information service and survey data from the Virginia Bankers Association for comparative historical compensation information and comparative industry information. The objective was to have base salaries when considered as part of total compensation to be adequate and competitive with the Subsidiary Bank's peer group, based on asset size. BankGroup's salary administration policy and procedures for executive compensation which were approved by the Compensation Committee permit the Boards of Directors of the subsidiary banks to set the base salaries of their executive officers in accordance with the salary administration guidelines prepared from peer group data. The salaries of the Chief Executive Officers of the subsidiary Banks are approved by the Compensation Committee in consultation with the subsidiary Bank Boards of Directors.

         ANNUAL BONUS - In 1995, the Compensation Committee established a Key Management Incentive Plan (the "Plan") for the subsidiary Bank Chief Executive Officers and the principal officers of BankGroup. The Plan is designed to offer incentives to those employees whose performance directly affects BankGroup's profitability as determined by the Compensation Committee. Each individual selected as a Plan participant is assigned a target potential bonus award computed as a predetermined percentage ranging from 20% to 30% of the participant's annual base salary based upon achievement of performance goals set by the Compensation Committee on an annual basis relating to Return On Assets, Return on Equity, Net Income and Efficiency Ratios. Under the Plan a participant could receive from a minimum of 50% of the target salary percentage award to a maximum of 200% of the target salary percentage depending upon the performance of BankGroup as a whole and that of each individual subsidiary bank. The formula for the subsidiary Bank Chief Executive Officers was weighted more heavily to the performance of the individual Bank while the Plan as applied to BankGroup principal Officers was based entirely upon the consolidated performance of the BankGroup. The 1995 performance of BankGroup resulted in the principal Officers of BankGroup receiving cash bonus awards equal to 100.67% of their target salary percentages and the subsidiary Bank Chief Executive Officers receiving bonus awards ranging from 89.69% to 118.55% of their target salary percentages.

         STOCK AWARD PROGRAM - As part of the Plan which included the potential for awarding stock-based incentives to principal officers of BankGroup and its subsidiary Banks in an amount equal to 37.5% of each participant's base salary as of the date of the award if BankGroup's performance goals were achieved, the Compensation Committee determined the award of stock incentives to the principal officers of BankGroup and the subsidiary Banks. The philosophy of the committee is to award the principal officers of BankGroup and its subsidiaries for outstanding performance of BankGroup on a consolidated basis. In 1995, 12,920 shares of restricted stock were awarded to the Named Executive Officers of BankGroup and its subsidiary Banks as set forth in the Summary Compensation Table.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER - In establishing the salary of the Chief Executive Officer of BankGroup, the Compensation Committee retained an independent consulting firm which designed a customized peer group for BankGroup consisting of banks and bank holding companies determined to be similar in size and complexity to BankGroup. The Compensation Committee also reviewed data from Watson Wyatt Data Services, Financial Institutions Benchmark Compensation Report; BAI Foundation, The Bank Key Executive Compensation Survey; and the Virginia Bankers Association current salary survey data. The Compensation Committee established a salary range designed with a midpoint reflecting the median compensation for Chief Executive Officers in the established peer group and the minimum set at 80% of the midpoint. Mr. Brenan's annual base salary was increased from $157,500 to $180,000 in June of 1995 to bring his salary in line with the minimum of the newly established salary guidelines for his position. In July of 1995, Mr. Brenan was awarded a merit increase of an additional 2.78% bringing his annual salary to $185,000.

         Mr. Brenan participates in the Plan both with regard to cash bonus and stock incentives. Mr. Brenan's target salary percentage for cash bonus purposes is set at 35% of his annual base salary and the stock incentive target percentage is 52.5%. The performance benchmarks for Mr. Brenan under the Plan with regard to ROA, ROE, net income and efficiency ratios were identical with those set for the other principal officers of BankGroup and his awards were determined by the consolidated performance of the Company. In 1995, BankGroup's performance exceeded all historical benchmarks with regard to earnings and return on assets. Based on this performance the application of the Plan formula resulted in Mr. Brenan being awarded a cash bonus equal to 100.67% of his target salary percentage and an award of restricted stock equal to $97,125 as of the award date and more fully described in Footnote (2) of the Summary Compensation Table.

                             Compensation Committee
                        William L. Cooper, III (Chairman)
                                Larry E. Hutchens
                           William O. McCabe, Jr. M.D.
                               Albert L. Prillaman


SUMMARY COMPENSATION TABLE

         The following table presents information relating to total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of BankGroup and its subsidiaries for the fiscal year ended December 31, 1995.


                           SUMMARY COMPENSATION TABLE

                                                                                            Long Term
                                                                                          Compensation
                                            Annual Compensation                              Awards
--------------------------------------------------------------------------------------------------------------------

                                                                Other        Restricted    Securities     All Other
                                                               Annual           Stock      Underlying      Compen-
Name and                                                   Compensation(1)   Award(s)(2)     Option/    sation(2)(3)
Principal Position         Year      Salary($)   Bonus($)         $               $          SARS(#)         ($)
------------------         ----      ---------   --------         -               -          -------         ---
Michael R. Brenan          1995     $171,309      $65,182      $42,849(4)      $97,125         ---       $15,179
  Chairman of the          1994       85,312       75,000       50,014          64,000      20,000(5)        ---
  Board, President         1993          ---          ---          ---             ---         ---           ---
  and Chief Executive
  Executive Officer,
  MainStreet BankGroup
  Incorporated (hired 6/94)


R. Bruce Valley            1995     $131,078      $47,123          ---         $49,613         ---       $ 9,019
  President and CEO        1994      114,580       18,207          ---             ---       3,400         6,351
  Piedmont Trust Bank      1993      108,446       10,177          ---             ---         ---         7,143

James E. Adams             1995     $128,249      $40,015          ---         $49,688         ---       $ 7,561
  Group Executive          1994       20,592       25,000      $13,200(6)          ---         ---           ---
  Chief Financial          1993          ---          ---          ---             ---         ---           ---
  Officer & Treasurer
  (hired 11/94)

S. Richard Bagby           1995     $107,350      $27,960          ---         $41,588         ---       $ 6,332
  Senior Vice President    1994      101,156          ---          ---             ---       1,000         5,334
  Chief Credit Officer     1993       93,199          ---          ---             ---         ---         6,668

Rebecca Jenkins            1995      $97,871      $30,955          ---         $38,438         ---       $ 5,783
  Group Executive          1994       29,124       11,500          ---             ---         ---           ---
  General Counsel          1993          ---          ---          ---             ---         ---           ---
  and Secretary
  (hired 9/94)


--------------------------------------

(1) Amounts of Other Annual Compensation earned by the named executive officers other than Mr. Brenan for 1995, 1994 and 1993 and Mr. Adams for 1994 did not meet the threshold reporting requirements.

(2) As part of the 1995 Key Management Incentive Plan in January 1996, Messrs. Brenan, Valley, Adams, and Bagby and Ms. Jenkins each received a restricted grant of BankGroup Common Stock scheduled to vest ratably over a three year period beginning in January of 1997. Mr. Brenan received 7,000 shares, Mr. Valley 3,574 shares, Mr. Adams 3,580 shares, Mr. Bagby 2,996 shares and Ms. Jenkins 2,770 shares. All of the recipients are entitled to current receipt of dividends on the unvested shares.

(3) Consists of contributions made by Piedmont Trust Bank and BankGroup pursuant to BankGroup's pension and profit-sharing plan and a 401(K) "match" which BankGroup's Plan provides for all Plan participants. The profit-sharing contribution amounts for the named executive officers reflect a pro forma distribution made to Plan Participants as of 9/30/95. With the addition of the Defined Benefit Retirement Plan in 1995, BankGroup discontinued pension and profit-sharing contributions under its existing Plan and instituted a 401(k) matching program in the fourth quarter of 1995. The 401(k) "match" for named executive officers reflects only the fourth quarter of 1995. Amounts for each named executive are as follows: Mr. Brenan, $13,791 profit-sharing and $1,388 401(k) match; Mr. Adams, $6,557 profit-sharing and $994 401(k) match; Mr. Valley, $10,426 profit-sharing and $992 401(k) match; and Ms. Jenkins, $5,014 profit-sharing and $769 401(k) match.

(4) The Other Annual Compensation paid to Mr. Brenan in 1995 included the vesting of 1,600 shares of restricted BankGroup Common Stock valued at $20,500.00 and $15,532 for "gross-up" of taxes regarding the value of the stock award.

(5) Mr. Brenan's initial compensation package in June 1994 included a restricted award of 8,000 shares of BankGroup Common Stock which shares are scheduled to vest ratably on his anniversary date over a period of five years. Mr. Brenan receives dividends on the total number of awarded shares vested and unvested. The 1,600 shares which vested in June 1994 and June 1995 are reflected as Other Annual Compensation. The value of the remaining 4,800 shares of restricted stock held by Mr. Brenan as of December 31, 1995 was $62,400.

(6) The other annual compensation paid to Mr. Adams in 1994 his year of hire was comprised of gross-up for taxes regarding relocation payments and expenses.

STOCK OPTION PLANS

         The following table presents information concerning stock options and stock appreciation rights ("SARs") for the individuals named in the Summary Compensation Table(1).


               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                        Number of                     Number of Shares            Value of Unexercised
                         Shares                    Underlying Unexercised             In-the-Money
                        Acquired       Value       Options/SARs at FY-End       Options/SARs at FY-End(2)
     Name              on Exercise    Realized    Exercisable Unexercisable      Exercisable Unexercisable
     ----              -----------    --------    ----------- -------------      ----------- -------------
Michael R. Brenan          0             0          8,000        12,000           22,000.00(2)  3,000.00
R. Bruce Valley            0             0          4,650           0             18,187.50         0
S. Richard Bagby           0             0          1,000           0              2,500.00         0

-------------------

(1)      Mr. Adams and Ms. Jenkins have not been awarded any Options or SARs.

(2) Computed based upon the difference between aggregate market value at the exercise date or December 31, 1995, as the case may be, and aggregate exercise price.


PENSION PLAN

         BankGroup and its subsidiaries have a non-contributory retirement plan established in 1995 covering substantially all employees who meet certain age, tenure, and hours worked criteria, and a supplemental executive retirement plan covering certain key executives, including those in the Summary Compensation Table. The Summary Compensation Table does not include the amount of the contribution payment or accrual for any executive officer in these plans, as these amounts cannot be readily separated or individually calculated and are based upon actuarial assumptions for the population as a whole.

         The retirement plan formula provides 1.5% for each year of service up to the Social Security covered compensation level, and an additional .65% for each year of service for compensation above the Social Security covered compensation level not to exceed 35 years, times the average of the highest five years compensation. Early retirement date is age 60, with five years of services subsequent to May 1, 1995.

         The supplemental retirement plan provides for 65% of highest compensation in the last five years, provided the executive has completed five years of total service, subsequent to November 1, 1995 and attained age 65, offset by any payments received from primary Social Security, the participants' accrued benefit under the retirement plan, and the participants' defined contribution offset amount from a prior plan. Normal retirement is age 65. Benefits are reduced by .42% for each month of early retirement, which may be elected at age 55 or later, provided the participant has completed at least five years of service subsequent to November 1, 1995. The company has purchased life insurance contracts on the participants in the plan, payable to the company.

         The maximum annual benefits payable at normal retirement age to eligible participants in the retirement plan and the supplemental retirement plan combined, including the executives named in the Summary Compensation Table, are illustrated in the following table:


Highest Base
Salary in                            Years of Service
Previous 5
Years              10        15        20        25          30         35
-----              --        --        --        --          --         --

$100,000       $ 65,000  $ 65,000   $ 65,000   $ 65,000   $ 65,000   $ 69,381
 125,000         81,250    81,250     81,250     81,250     81,250     88,193
 150,000         97,500    97,500     97,500     97,500     97,500    107,006
 175,000        113,750   113,750    113,750    113,750    113,750    113,750
 200,000        130,000   130,000    130,000    130,000    130,000    130,000
 250,000        162,500   162,500    162,500    162,500    162,500    162,500

(1) Benefit amounts include benefits from the retirement plan and the supplemental plan, if participant is eligible for both.

(2) Supplemental retirement benefits amounts listed are offset by payments received under primary Social Security, the participants' accrued benefit, and the participants' defined contribution offset amount from a prior plan.

(3) Retirement plan calculations are based on straight life annuity assuming full benefit at age 65, and covered compensation of $25,800 for a person age 65 in 1995. Benefit amounts are not subject to any deduction for Social Security or other offsets. Compensation is currently limited to $150,000 by federal tax law.


         The compensation covered by the retirement plan is base salary and wages, paid or accrued to the employee (plus any contribution by the employee to any tax qualified 401-k plans, excluding overtime pay, bonus, fringe benefits and any other form of additional compensation).

        Ages and credited years of service under the retirement plan for such persons are as follows: Mr. Brenan (43) -- 2; Mr. Valley (55) -- 18; Mr. Adams
(51) -- 1; Mr. Bagby (56) -- 15; Ms. Jenkins (46) -- 1.


INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         BankGroup's officers and Directors, and other corporations, business organizations, and persons with which some of BankGroup's officers and Directors are associated, customarily have banking transactions with subsidiary banks of BankGroup. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and security for loans, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.


                      TERMINATION OF EMPLOYMENT AND CHANGE
                             OF CONTROL ARRANGEMENTS


         BankGroup has a severance agreement arrangement with Messrs. Brenan, Valley, Adams, and Bagby, Ms. Jenkins and 14 other officers of BankGroup and its affiliates. The agreements for all the officers, except Mr. Brenan, are identical except for the period for which benefits will be paid and are designed to solidify employment arrangements.

         The agreements provide for certain benefits in the event of a "change in control" of BankGroup, which is not approved by the Board of Directors, followed by termination of employment without cause, demotion, or disproportionate reduction of compensation within 12 months of the change in control. If a change in control occurs, which is not approved by the Board of Directors, the principal benefits an employee receives under the agreements are:
(i) Salary payments continue for 12 months with an officer being paid the average monthly salary as in effect for the 12-month period preceding his termination date, or the monthly salary as in effect for the full month prior to such date; (ii) Insurance benefits continue for one year; (iii) In addition to benefits entitled to be received under the Profit Sharing Plan and Pension Plan (or any successor plan or program in effect on the date of termination) there shall be full vesting in the Profit Sharing and Pension Plan (or successor plan or program) as of the date of termination; and (iv) If during the one-year period the officer obtains employment which requires relocation extending beyond 100 miles of the city where the officer was principally employed, BankGroup will purchase the employee's principal residence at its appraised value or pay the employee a sum in cash equal to the difference between the sales price and appraised value, if the employee fails to sell the principal residence or fails to receive upon any sale at least the appraised value of the principal residence.

         No benefits are payable under the agreement if the change in control is approved by BankGroup's Board of Directors.

         All agreements provide for initial terms of three years, with reviews by the Board of Directors to consider extending the term for an additional year. During 1995, the Board of Directors extended the term of each of the severance agreements for one additional year.

         Mr. Brenan's agreement is identical with the previously described agreements, except for the addition of a clause entitling Mr. Brenan to receive a payment equal to three times his total compensation in the event that a change in control occurs within three years of his employment date followed by termination of employment without cause, demotion or disproportionate reduction of compensation within 12 months of the change of control. If a change of control occurs after June 15, 1997, Mr. Brenan's benefits under the change of control agreement would be identical to those of the other officers set forth above.

PERFORMANCE OF BANKGROUP COMMON STOCK

         Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of BankGroup Common Stock, the Nasdaq US Stocks Index, the SNL Securities Southeast Bank Index and the SNL Securities Bank ($500 million - $1 billion assets) Index. The graph assumes $100 invested on December 31, 1990 in BankGroup Common Stock and each of the indices. The shareholder return graph is not necessarily indicative of future performance.


                                   [GRAPHIC]



                        12/31/90 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95
                      --------------------------------------------------------

MainStreet BkGrp         100.00   114.98   200.84   222.68   204.06   291.73

Nasdaq Total             100.00   160.56   186.86   214.51   209.68   296.30

SNL Southeast            100.00   178.09   247.46   263.11   264.94   397.64

Banks $500M - $1B        100.00   117.20   171.84   220.53   233.72   314.38

SUBMISSION OF SHAREHOLDER PROPOSALS

         Under Securities and Exchange Commission rules, proposals of shareholders intended to be presented at the 1997 annual meeting of shareholders of BankGroup must be received by BankGroup not later than November 22, 1996 in order to be included in the proxy statement and form of Proxy relating to such Annual Meeting. Such proposals should be sent to the Secretary at BankGroup's principal office in Martinsville, Virginia by certified mail, return receipt requested.

         In addition to other applicable requirements, the Bylaws establish an advance notice procedure for the nomination of candidates for election as directors, other than by the Board of Directors of BankGroup, and for certain matters to be brought before an annual shareholders' meeting of BankGroup. A shareholder must give BankGroup notice not less than 90 days prior to a shareholders' meeting to: (a) nominate persons to be elected directors of BankGroup at such meeting or (b) propose business matters to be considered at such meeting. A shareholder must give BankGroup notice, within seven days following the announcement of a special meeting to elect directors, to nominate persons to be elected directors at such special meeting.

         BankGroup's bylaws provide that a shareholder of BankGroup entitled to vote for the election of directors may nominate persons for election to the Board at any meeting of shareholders by mailing written notice to the Secretary of BankGroup not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is given o shareholders. Any such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of BankGroup entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board, and (v) the consent of each nominee to serve as a director of BankGroup if so elected.


1995 ANNUAL REPORT ON FORM 10-K

         BankGroup's 1995 Annual Report on Form 10-K, which includes consolidated balance sheets as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, together with related notes and the independent auditors' report of Coopers & Lybrand L.L.P., BankGroup's independent public accountants for 1995, is being mailed along with this Proxy Statement to shareholders of record as of the close of business on March 4, 1996.


OTHER BUSINESS

         The Board of Directors does not know of any matters which may be presented for consideration at the meeting other than those specifically set forth in the Notice of Annual Meeting. However, in the event other proper matters are presented at the meeting, it is the intention of the proxy holders named in the enclosed proxy to take such action as shall be in accordance with their best judgment with respect to such matters.

         Shareholders are urged to specify choices on the enclosed Proxy and to date and return it in the enclosed envelope. Your prompt response and cooperation will be appreciated.


                                             By Order of the Board of Directors




                                             Rebecca J. Jenkins
                                             Secretary

Dated:  March 22, 1996

                              REVOCABLE PROXY
                     MAINSTREET BANKGROUP INCORPORATED

[ x ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1996
                      This proxy is solicited on behalf of
                            the Board of Directors

   The undersigned hereby appoints James E. Adams and Michael R. Blevins, and each of them, with full power of substitution in each, Proxies to vote all the shares of Common Stock of MainStreet BankGroup Incorporated, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held Tuesday, April 23, 1996, at 10:00 a.m., and at any and all adjournments thereof.

ITEM 1. Election of Directors      For    Withhold    For All Except
                                   [  ]    [  ]          [  ]

THE NOMINEES FOR DIRECTORS ARE:

W.C. Beeler, Jr.; T.B. Bishop; M.R. Brenan; W.L. Cooper, III; B.P. Craft; L.P. Henry; L.E. Hutchens; W.O. McCabe, Jr., M.D.; A.L. Prillaman;
R.M. Simmons, Jr. and T.B. Stanley, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

ITEM 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                     For       Against     Abstain
                     [  ]       [  ]        [  ]

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.     [  ]

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted FOR Item 1.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as Executor, Administrator, Attorney, Trustee or Guardian, please give full title as such. If a corporation, please sign in full corporate name by President, or other authorized officer, giving full title. If a partnership, please sign in partnership name by an authorized person, giving full title.

Please be sure to sign and date this Proxy in the box below.

Date:_______________________________________________________


[___________________________________________________________]
Stockholder sign above ------- Co-holder (if any) sign above

-------------------------------------------------------------------------------
Detach above card, sign, date and mail in postage paid envelope provided.

                   MAINSTREET BANKGROUP INCORPORATED
 c/o Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016


                             PLEASE ACT PROMPTLY
                      SIGN, DATE & MAIL YOUR PROXY CARD TODAY